Exhibit 99.1

Interpace Biosciences Announces Record Third Quarter 2023 Financial and Business Results

●	Q3 Revenue of $9.1 million; an 11% increase year-over-year

●	Q3 Test volume up 11% year-over-year

●	Q3 Reimbursement improvement up 11% year-over-year, driven by additional commercial contracts and collection initiatives

PARSIPPANY, NJ, November 8, 2023 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the third quarter ended September 30, 2023 and provided a business and financial update.

Third quarter Net Revenue was $9.1 million, a $0.9 million increase over third quarter 2022. Loss from continuing operations in the third quarter of 2023 was $0.5 million, an improvement of $0.7 million from the prior-year quarter’s loss of $1.3 million. On an adjusted basis, EDITDA was $0.4 million in Q3 and $2.9 million for YTD 2023. Net of previously reported one-time charges, YTD adjusted EBITDA is $3.9 million vs a YTD 2022 loss of $1.8 million.

Q3 represented the 3rd consecutive quarter of double-digit volume and revenue growth in 2023 compared to 2022, according to Chris McCarthy, Chief Financial Officer. Tom Burnell, President and CEO, added, “in part due to expansion of test utilization by physicians, the execution of new and re-negotiated commercial contracts, as well as overall price improvement, the cash position of the Company allowed for the full re-payment of $2.5 million that was outstanding on the Company’s Line of Credit with Comerica Bank.” Additionally, Burnell said, “in an effort to continue to improve the Company’s balance sheet, we fully satisfied the $3 million Terminal Payment owed to BroadOak Capital Partners as part of our long-term debt agreement.” The Company was also able to re-negotiate the terms of the LTD, significantly reducing the cost of capital. Finally, Burnell added, “the resiliency of our team is second-to-none. They have endured restructuring, reimbursement challenges, and the shedding of non-performing assets all while optimizing operational efficiency and overall growth of superior molecular diagnostics for assessing the risk of pancreatic and thyroid cancers.” The Company announced that it expects full-year 2023 revenue to exceed $40 million.

Third Quarter and 2023 Financial Performance

For the Third Quarter of 2023 as Compared to the Third Quarter of 2022

●	Net Revenue was $9.1 million, an increase of 11% from $8.2 million for the prior-year quarter

●	Gross Profit percentage was 55% compared to 58% for the prior-year quarter

●	Operating loss was $(0.02) million vs an operating loss of $(0.8) million in the prior-year quarter

●	A loss from continuing operations was $(0.5) million vs a loss from continuing operations of $(1.3) million in the prior-year quarter

●	Adjusted EBITDA was $0.4 million vs $0.1 million in the prior-year quarter

●	Q3 2023 cash collections totaled $9.8 million vs $7.6 million for Q3 2022

●	September 30, 2023 cash balance of $5.0 million

For the Nine Months Ended September 30, 2023 as Compared to the Nine Months Ended September 30, 2022

●	Net Revenue was $29.9 million, an increase of 27% from $23.5 million for the prior year

●	Gross Profit percentage was 59% compared to 56% for the prior-year quarter, and improved 5% vs 2022

●	Income from continuing operations was $0.3 million vs a loss from continuing operations of $(4.5) million in the prior year

●	Adjusted EBITDA was $2.9 million vs $(1.8) million loss in the prior year

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the reimbursement of the Company’s tests being subject to review by CMS, the Company’s ability to continue to perform, bill and receive reimbursement for our PancraGEN® molecular test under the existing local coverage determination (“LCD”), given that such LCD is currently under review by Novitas Solutions, Inc., the Company’s Medicare administrative contractor, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with Comerica Bank and BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the possible removal of the Company’s common stock from trading on the OTCQX®.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue, net	$9,078	$8,189	$29,931	$23,506
Cost of revenue	4,124	3,457	12,163	10,286
Gross Profit	4,954	4,732	17,768	13,220

Sales and marketing	2,498	2,236	7,444	6,987
Research and development	149	191	484	626
General and administrative	2,124	2,767	7,515	8,636
Acquisition amortization expense	199	318	834	953
Change in fair value of contingent consideration	-	-	-	(311)
Total operating expenses	4,970	5,512	16,277	16,891

Operating (loss) income	(16)	(780)	1,491	(3,671)
Interest accretion expense	(26)	(38)	(92)	(123)
Note payable interest	(230)	(230)	(682)	(620)
Other expense, net	(252)	(217)	(408)	(20)
(Loss) income from continuing operations before tax	(524)	(1,265)	309	(4,434)
Provision (benefit) for income taxes	4	(11)	12	24
(Loss) income from continuing operations	(528)	(1,254)	297	(4,458)

Loss from discontinued operations, net of tax	(86)	(12,954)	(385)	(15,936)

Net loss	$(614)	$(14,208)	$(88)	$(20,394)

Basic (loss) income per share of common stock:
From continuing operations	$(0.12)	$(0.30)	$0.07	$(1.05)
From discontinued operations	(0.02)	(3.05)	(0.09)	(3.77)
Net loss per basic share of common stock	$(0.14)	$(3.35)	$(0.02)	$(4.82)

Diluted (loss) income per share of common stock:
From continuing operations	$(0.12)	$(0.30)	$0.07	$(1.05)
From discontinued operations	(0.02)	(3.05)	(0.09)	(3.77)
Net loss per diluted share of common stock	$(0.14)	$(3.35)	$(0.02)	$(4.82)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,319	4,242	4,313	4,227
Diluted	4,319	4,242	4,355	4,227

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$5,032	$4,828

Total current assets	11,438	12,154
Total current liabilities	12,324	14,283

Total assets	14,250	15,979
Total liabilities	30,394	32,515
Total stockholders’ deficit	(62,680)	(63,072)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Nine Months Ended
	September 30,
	2023	2022
Net loss	$(88)	$(20,394)

Net cash provided (used in) operating activities	$2,649	$(7,416)
Net cash provided by investing activities	55	7,305
Net cash (used in) provided by financing activities	(2,500)	3,106
Change in cash, cash equivalents and restricted cash	204	2,995
Cash, cash equivalents and restricted cash – beginning	4,828	3,314
Cash, cash equivalents and restricted cash – ending	$5,032	$6,309

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
(Loss) income from continuing operations (GAAP Basis)	$(528)	$(1,254)	$297	$(4,458)
Depreciation and amortization	241	353	954	1,076
Stock-based compensation	152	501	501	1,110
Tax expense (benefit)	4	(11)	12	24
Interest accretion expense	26	38	92	123
Note payable interest	230	230	682	620
Mark to market on warrant liability	-	(3)	-	(71)
Change in fair value of note payable	259	206	400	46
Change in fair value of contingent consideration	-	-	-	(311)
Adjusted EBITDA	$384	$60	$2,938	$(1,841)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including change in fair values of notes payable, contingent consideration and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.